Exhibit 10.2

IDACORP, Inc.
2000 Long-Term Incentive and Compensation Plan
Performance Share Awards (performance with two goals)
2008 NEO Award Opportunity Chart

		Threshold	Target	Maximum
Name	Title	(shares)	(shares)	(shares)

J. LaMont Keen	President and Chief Executive Officer, IDACORP and Idaho Power	8,841	17,682	26,523
Darrel T. Anderson	Senior Vice President - Administrative Services and Chief Financial Officer, IDACORP and Idaho Power	3,340	6,680	10,020
Thomas R. Saldin	Senior Vice President and General Counsel, IDACORP and Idaho Power	2,293	4,585	6,878
James C. Miller	Senior Vice President ‑ Power Supply, Idaho Power	2,293	4,585	6,878
Daniel B. Minor	Senior Vice President ‑ Delivery, Idaho Power	2,216	4,432	6,648

PERFORMANCE SHARES ARE SUBJECT TO FORFEITURE.